Exhibit 99.1

HACKENSACK, NJ, December 10, 2013 – First Real Estate Investment Trust of New Jersey (“FREIT”) reported its operating results for the year and three months ended October 31, 2013. The results of operations as presented in this earnings release are unaudited, and are not necessarily indicative of future operating results.

FINANCIAL HIGHLIGHTS	Year Ended October 31, 2013	Three Months Ended October 31, 2013
* Net Income Per Share-Basic	$1.07	$0.46
* Dividends Per Share	$1.56	$0.66
* AFFO Per Share-Basic	$1.30	$0.38
* AFFO Payout	120.0%	173.7%
* Average Residential Occupancy	92.8%	92.9%
* Average Commercial Occupancy (a)	81.9%	83.4%
(a) Includes occupancy for the Rotunda shopping center, which is undergoing a major redevelopment project. As a result, leases for certain tenants have been allowed to expire and have not been renewed. Also includes occupancy of Damascus shopping center, which recently underwent a major redevelopment project and is still in rent up.

RESULTS OF OPERATIONS

Fourth Quarter Results

Adjusted Funds From Operations (“AFFO”) for the quarter ended October 31, 2013 (“Current Quarter”) was $2,625,000 or $0.38 per share compared to $2,363,000, or $0.34 per share for the quarter ended October 31, 2012 (“Prior Year’s Quarter”). Net income attributable to common equity (“net income”) for the Current Quarter was $3,197,000, or $0.46 per share, compared to $8,438,000, or $1.22 per share for the Prior Year’s Quarter. The Current Quarter and Prior Year’s Quarter included net gains from the sale of real estate of $2,169,000 and $7,528,000, respectively. Adjusting net income for gains from real estate sales, net income for the Current Quarter was $1,042,000, or $0.15 per share compared to $887,000 or $0.13 per share for the Prior Year’s Quarter.

Year End Results

AFFO for Fiscal 2013 was $9,021,000, or $1.30 per share compared to $11,305,000 or $1.63 per share for Fiscal 2012. Net income for the year ended October 31, 2013 (“Fiscal 2013”) was $7,449,000, or $1.07 per share, compared to $11,351,000, or $1.64 per share for the year ended October 31, 2012 (“Fiscal 2012”). Net income for Fiscal 2013 and Fiscal 2012 included net gains from the sale of real estate in the amounts of $3,545,000 and $7,528,000, respectively. Additionally, Fiscal 2012 included certain other items that affect comparability, which are listed in the Table below. Adjusting net income for the net gains from the sale of real estate and the other comparability items, net income for Fiscal 2013 was $3,107,000, or $0.45 per share compared to $4,139,000 or $0.60 per share for Fiscal 2012.

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Table of Revenue & Net Income Components

	Year Ended October 31,			Three Months Ended October 31,
	2013	2012	Change	2013	2012	Change
	(in thousands, except per share)			(in thousands, except per share)
Revenues:
Commercial properties	$22,840	$23,397	$(557)	$5,973	$5,701	$272

Residential properties	18,497	18,681	(184)	4,686	4,667	19
Total real estate revenues	41,337	42,078	(741)	10,659	10,368	291

Operating Expenses:
Commercial properties	9,235	9,524	289	2,394	2,286	(108)

Residential properties	8,892	8,444	(448)	2,263	2,201	(62)

General and administrative	1,623	1,624	1	348	344	(4)

Depreciation	6,233	6,171	(62)	1,700	1,582	(118)

Investment income	(191)	(173)	18	(40)	(93)	(53)

Financing costs	11,945	11,704	(241)	2,913	3,041	128

Net income attributable to noncontrolling interests in subsidiaries	(493)	(645)	152	(39)	(120)	81

Income from operations	3,107	4,139	(1,032)	1,042	887	155

Deferred project cost write-off , net of income relating to early lease termination	—	(776)	776	—	—	—

Income (loss) from discontinued operations	797	460	337	(14)	23	(37)

Gain on sale of discontinued operations (net of tax)	3,545	7,528	(3,983)	2,169	7,528	(5,359)

Net income attributable to common equity	$7,449	$11,351	$(3,902)	$3,197	$8,438	$(5,241)

Earnings per share - basic:
Income from operations	$0.45	$0.60	(0.15)	$0.15	$0.13	$0.02
Deferred project cost write-off , net of lease termination fee	—	(0.11)	0.11	—	—	—
Discontinued operations	0.62	1.15	(0.53)	0.31	1.09	(0.78)
Net income attributable to common equity	$1.07	$1.64	$(0.57)	$0.46	$1.22	$(0.76)

Weighted average shares outstanding	6,942	6,942		6,942	6,942

Adjusted Funds From Operations

Funds from Operations (“FFO”) is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). Effective October 31, 2013, FREIT revised its FFO calculation to be in conformance with the NAREIT definition. Although many consider FFO as the standard measurement of a REIT’s performance, FREIT modified the NAREIT computation of FFO to include other adjustments to GAAP net income that are not considered by management to be the primary drivers of their decision making process. These adjustments to GAAP net income are amortization of acquired leases, under market lease amortization, straight-line rents, FFO from discontinued operations and recurring capital improvements on our residential apartments.

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The modified FFO computation is referred to as Adjusted Funds From Operations (“AFFO”). FREIT believes that AFFO is useful to investors as a supplemental gauge of our operating performance. We compute FFO and AFFO as follows:

	Year Ended October 31,		Three Months Ended October 31,
	2013	2012	2013	2012
	(in thousands, except per share)		(in thousands, except per share)
Funds From Operations ("FFO") (a)

Net income	$7,942	$11,996	$3,236	$8,558
Depreciation of consolidated properties	6,233	6,171	1,700	1,582
Depreciation of discontinued operations	11	44	1	7
Amortization of deferred leasing costs	295	291	90	98
Project abandonment costs related to asset impairment	—	3,726	—	—
Gain on sale of discontinued operations (net of tax)	(3,545)	(7,528)	(2,169)	(7,528)
Distributions to minority interests	(462)	(835)	—	(90)

FFO	$10,474	$13,865	$2,858	$2,627

Per Share - Basic	$1.51	$2.00	$0.41	$0.38

(a) As prescribed by NAREIT.

Adjusted Funds From Operations ("AFFO")

FFO	10,474	13,865	2,858	2,627
Amortization of acquired leases	24	2	6	7
Under market lease amort re: Giant lease termination	—	(1,344)	—	—
Deferred rents (Straight lining)	12	(17)	(113)	(11)
Less: FFO from discontinued operations	(808)	(504)	13	(30)
Capital Improvements - Apartments	(681)	(697)	(139)	(230)
AFFO	9,021	11,305	2,625	2,363

Per Share - Basic	$1.30	$1.63	$0.38	$0.34

Weighted Average Shares Outstanding:
Basic	6,942	6,942	6,942	6,942

FFO and AFFO do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO and AFFO by certain other REITs may vary materially from that of FREIT’s, and therefore FREIT’s FFO and AFFO may not be directly comparable to that of other REITs.

Other Events

On November 19, 2013, FREIT refinanced the first mortgages on its Hammel Gardens and Steuben Arms properties that were scheduled to mature on December 1, 2013. The mortgages, aggregating $9.4 million, were refinanced for $19.7 million. The new mortgage amounts reflect, in part, the appreciated value of those assets. This refinancing resulted in: (i) a reduction of annual interest costs from 6.4% to 4.5%, and (ii) net refinancing proceeds of approximately $10 million that are available for capital expenditures and general corporate purposes.

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On December 9, 2013, FREIT’s 60% owned affiliate, Grande Rotunda, LLC (“GR”), closed with Wells Fargo Bank on a $120 million construction loan to be used to reconfigure and expand its Rotunda property in Baltimore, MD. In addition to the existing 138,000 square foot office building, the Rotunda development will include 379 residential apartment units, 170,675 sq. ft. of retail space, and over 864 above level parking spaces. To avoid starting construction during the winter months, GR started construction on the parking lot areas this past September 2013.

Dividends

The 4th quarter dividend of $0.66 per share will be paid on December 16, 2013 to shareholders of record on December 2, 2013. Dividends for the fiscal year amount to an aggregate of $1.56 per share.

FREIT’s Board of Directors elected to declare a fourth quarter dividend of $0.66 per share in order to distribute all of the cash gains derived from the sale of its Palisades Manor and Grandview properties in fiscal 2013.

The tax characteristic of 2013 fiscal year dividends of $1.56 per share is estimated to be in the following range:

Ordinary Income.	$1.05 per share
Qualified Dividends, subject to capital gains rates.	$0.51 per share

The statements in this report that relate to future earnings or performance are forward-looking. Actual results might differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recent filed report on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey is a publicly traded (over-the-counter – symbol FREVS.) REIT organized in 1961. It has approximately $244 million (historical cost basis) of assets. Its portfolio of residential and commercial properties extends from Eastern L.I. to Maryland, with the largest concentration in Northern New Jersey.

For additional information contact Shareholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

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